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                                                                     Exhibit 5.1

                 [LETTERHEAD OF CLIFFORD CHANCE]

                                              16 October 1997



Terra Nova Insurance (UK) Holdings plc
Terra Nova House
Mincing Lane
London EC3R 7AP (the "Issuer")

Dear Sirs,

We are rendering this opinion to you in connection with an exchange offer registration statement (on forms S-4 and F-4) which is to be filed with the Securities and Exchange Commission ("SEC") on 15 October 1997 (the "Registration Statement") which relates to an offer to exchange US$75,000,00 7.2% senior guaranteed notes due 2007 which were issued by the Issuer on 26 August 1997 (the "Old Notes) for an identical principal amount of 7.2% senior guaranteed notes due 2007 (the "Exchange Notes"). The Exchange Notes were constituted by an indenture dated 26 August 1997 (the "Indenture") between The Chase Manhattan Bank, as Trustee, the Issuer and Terra Nova (Bermuda) Holdings Ltd.

We have examined copies of:

(a) the Memorandum and Articles of Association of the Issuer confirmed by the secretary of the Issuer as being those now in force;

(b) copy resolutions of the board of directors of the Issuer passed on 15 October 1997;

(c)   an executed copy dated 26 August 1997 of the Indenture; and
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(d)   a copy of the draft Registration Statement and the prospectus (the
      "Prospectus") dated 14 October 1997 the final form of which is to be incorporated in the Registration Statement and to be issued on 16 October 1997 in respect of the Exchange Notes.

Our opinion is confined solely to the laws of England.

The Indenture and the Exchange Notes are expressed to be governed by the laws of New York. We have made no investigation of such laws and do not express or imply any opinions on such laws. In addition, we have assumed that, so far as the laws of New York are concerned, the Indenture and the Exchange Notes will constitute legal, valid and binding obligations of the Issuer and that such laws do not qualify or affect our opinion as set out below.

We have also assumed that:

(i) in so far as any obligation falls to be performed in any jurisdiction outside England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(ii) all signatures on the executed documents which, or copies of which, we have examined are genuine;

(iii) each of the parties to the Indenture, other than the Issuer, is able lawfully to enter into such instrument;

(iv) the execution and delivery of the Indenture has been or, when such instrument is executed and delivered, will have been duly authorised, executed and delivered by each of the parties thereto (other than the Issuer);

(v) that the Indenture has been and the Exchange Notes will be executed before issue of the Exchange Notes in or substantially in the form examined by us and in


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      accordance with the procedures specified in the Board Resolutions;

(vi) the Memorandum and Articles of Association of the Issuer which we have examined are those now in force and the Resolution which we have examined were passed at a meeting duly convened and held;

(vii) the issue of the Exchange Notes will not cause any limit on borrowings to which the Issuer is subject to be exceeded.

On the basis of the foregoing, and having regard to such legal considerations as we deem relevant and subject as set out below, we are of the opinion that:

1. subject to paragraph 2, the Issuer is duly incorporated and validly existing as a public company with limited liability (having re-registered as a public limited company under the Companies Act 1985 on 8 June 1995) under the laws of England;

2. We have on 14 October 1997 made a search of the Companies Registry in London which revealed no order or resolution for the winding-up of the Issuer and no order of appointment of a receiver or administrator with respect to the Issuer. However, the search would not reveal whether or not a winding-up petition has been presented. Furthermore, it is possible that notice of a winding up order made or resolution passed or a receiver or administrator appointed may not have been filed at the Companies Registry immediately. We have also on 14 October 1997 made enquiry of the Companies Court which has informed us that it has on its central index no record of the presentation of any winding-up petition in respect of the Issuer. We are assuming that there has been no change in the position since the searches were made.

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3.    The Issuer has all requisite corporate power to enter into the Indenture and to issue the Exchange Notes (including the global note) and to perform its obligations thereunder, the Indenture and the Exchange Notes (in the form of the global note) have been duly authorised, executed and delivered by the Issuer in accordance with the laws of England and the Memorandum and Articles of Association of the Issuer, and there is no reason, so far as English law is concerned, why the Indenture, the Exchange Notes and the Definitive Senior Notes (if and when they have been executed, authenticated and delivered as provided in the Indenture) will not constitute legal, valid and binding obligations of the Issuer.

The opinions expressed in paragraphs 1 to 3 inclusive above are subject to the following:

(a) a search at the Companies Registry is not capable of revealing whether or not a winding-up petition or a petition for the making of an administration order has been presented;

(b) notice of a winding-up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at the Companies Registry immediately and there may be a delay in the relevant notice appearing on the file of the company concerned;

(c) Nothing in this opinion shall be taken as implying that an English court would exercise jurisdiction in any proceedings relating to the Indenture or the Exchange Notes (including the global note), or accordingly that any remedy would be available in England for the enforcement of obligations arising under the Indenture or the Exchange Notes (including the global note). However, in our opinion, if an English court were to accept jurisdiction it is highly likely that the English courts would give

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      effect to the choice of New York law as the governing law of the Indenture and the Exchange Notes.

(d) There could be circumstances in which an English court would not treat as conclusive those certificates and determinations which the Indenture and the Exchange Notes state are to be so treated (for example, where a discretion is vested in any person or a person may determine a matter in its opinion, if the discretion is not exercised reasonably or if the opinion is not based on reasonable grounds).

(e) Our opinion as regards the binding nature and enforceability of the obligations of the Issuer under the Exchange Notes and the Indenture are subject to all limitations arising from bankruptcy, insolvency, liquidation, reorganisation, moratorium or similar laws affecting the rights of creditors generally.

(f) Any provision in the Indenture which involves an indemnity for the costs of litigation is subject to the discretion of any English court (where relevant) to decide whether and to what extent a party to litigation should be awarded the costs incurred by it in connection with the litigation.

(g) Except as expressly mentioned in this opinion, we have not investigated or verified the truth or accuracy of the information contained in the Registration Statement or Prospectus nor have we been responsible for ensuring that no material information has been omitted therefrom.

This opinion shall be construed in accordance with English law. We express no opinion as to any agreement, instrument or other document other than as specified in this letter. We hereby consent to the filing of this opinion with the SEC with and as part of the Registration Statement and to the use of our name therein and in the Prospectus contained in

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the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 of the United States.

The above consent is given on the basis that our name is not used in any subsequent Registration Statement (or the Prospectus contained in it) except in an amendment or supplement to such Registration Statement, including post-effective amendments.

This opinion is given solely for the purposes of filing the Registration Statement and for the information of the persons to whom it is addressed and may not be relied upon for any other purpose or by any other person.

Yours faithfully,



Clifford Chance

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